[Those portions of this agreement that have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Delek US Holdings, Inc.’s application requesting confidential treatment are marked “[***]” herein.]
Exhibit 10.6(d)
FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of February 18, 2009 (provided, that the provisions of Section 5 shall be effective as of the date provided therein), by and among DELEK REFINING, LTD. (individually and, in its capacity as the representative of the other Borrowers pursuant to Section 2.27 of the Credit Agreement (as hereafter defined), “Delek Refining”), a Texas limited partnership; and DELEK PIPELINE TEXAS, INC. (“Delek Pipeline”), a Texas corporation; (Delek Refining and Delek Pipeline being referred to jointly as the “Borrowers,” and individually as a “Borrower”); various financial institutions (“Lenders”); SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”), as swingline lender (the “Swingline Lender”), and in its capacity as collateral agent for the Lenders (the “Collateral Agent”; the Administrative Agent and Collateral Agent are each hereafter referred to from time to time individually as an “Agent” and jointly as “Agents”).
Recitals:
     Borrowers, Lenders and Agents are parties to a certain Second Amended and Restated Credit Agreement, dated October 13, 2006, as amended as of December 15, 2008, January 30, 2009 and February 13, 2009 (as at any time further amended, restated or otherwise modified, the “Credit Agreement”), pursuant to which Lenders have made certain revolving credit loans and other extensions of credit to Borrowers.
     The Administrative Agent, the Lenders signatory hereto and the Borrowers desire to amend the Credit Agreement as set forth hereinafter.
     NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.
     2. Amendment to Definition. The definition indicated below is hereby amended and restated to provide as follows:
          “Borrowing Base Certificate” shall mean a certificate, substantially in the form attached hereto as Exhibit H, by which the Borrowers shall certify to each Agent and the Lenders, with such frequency as provided in Section 5.9 hereof, the amount of the Borrowing Base as of the date of the certificate (which date shall be not more than four (4) Business Days earlier than the date of submission of such certificate to Collateral Agent) and the calculation of such amount.
     3. Amendment to Definition. The definition of “Reinstatement Conditions” is hereby amended by deleting the proviso therein and replacing the same with:
          “provided, that if Borrowers fail to satisfy the applicable Excess Availability Conditions more than three (3) times following the occurrence of the Recommencement Conditions (as defined in the Fourth Amendment to this Agreement, dated as of February 18, 2009) during any twelve (12) month period, the Borrowers may not avail themselves of the applicable Reinstatement Conditions for a period of twelve (12) months from the date on which the Borrowers last failed to satisfy such Excess Availability Conditions.”

     4. Suspension of Revolving Commitments. Until Delek Refining shall have satisfied the Recommencement Conditions (as hereafter defined), the Lenders shall have no Revolving Commitments under the Credit Agreement; provided that, no earlier than two weeks prior to the anticipated (as of such date) recommencement of such refinery operations, at the written request of the Borrowers the Issuing Bank shall issue Letters of Credit under Section 2.23 of the Credit Agreement for the account of the Borrowers up to an amount not to exceed the lesser of (i) $100,000,000 in the aggregate face amount or (ii) the value of crude oil equal to 2,000,000 barrels multiplied by the weighted average price per barrel for the crude oil reflected in the applicable Letters of Credit, minus the amount of open trade credit utilized from beneficiaries of such Letters of Credit; provided that, in connection with any such issuance of Letters of Credit, the provisions of Section 2.23(a)(iii) shall not be applicable. For purposes hereof the term “Recommencement Conditions” shall mean the Borrowers satisfaction on or before September 30, 2009, of each of the following conditions:
(a) Borrower’s shall have Availability of not less than $30,000,000 as evidenced by a current Borrowing Base Certificate;
(b) no Default or Event of Default shall exist or would exist upon the reinstatement of the Revolving Commitments;
(c) the Administrative Agent’s receipt of (i) reasonably satisfactory field examinations of the Borrowers’ refinery in Tyler, Texas (the “Refinery”), including the Collateral (which the Administrative Agent agrees to promptly complete following reconstruction upon the Borrowers’ written request) and (ii) the status of penalties or claims, if any, asserted by OSHA or any other applicable Governmental Authority;
(d) the Pipeline Transaction (as hereafter defined) shall have been consummated and (i) the Borrowers shall have entered into through-put and storage agreements with the Buyer (as hereafter defined) substantially on the terms set forth on Schedule 1 and otherwise on commercially reasonably terms (the “Pipeline Agreement”), and (ii) the Administrative Agent and the Buyer shall have entered into access agreements with respect to such pipeline and storage facilities which permits the Administrative Agent, following an Event of Default and as assignee of the Borrowers, to be entitled to the rights of Borrowers under the Pipeline Agreement for so long as Administrative Agent performs obligations of Borrowers thereunder and which agreement is otherwise reasonably acceptable to the Administrative Agent; and
(e) the Borrowers shall have represented to the Administrative Agent in writing that (w) the Refinery has been restored to a through-put operating capability of not less than 40,000 bpd (x) all required repairs to the Refinery have been completed to allow for such capability, (y) the Borrowers shall have received all material federal, state and local permits, approvals and authorizations necessary to achieve such capability and (z) the Borrowers have utilized or will utilize not less than $27,500,000 of cash proceeds from the Pipeline Transaction (as hereafter defined) in connection with the repair and improvement of the Refinery.
     5. Application of Section 5.16(a). Effective as of November 20, 2008, the provisions of Section 5.16(a) shall not apply for any purpose under the Credit Agreement until the Restart (as defined below) of Delek Refining’s refinery operations, on which date such provisions shall be deemed reinstated for all periods following such date.
     6. Payments of Permitted Subordinated Debt. From the date of the issuance of any Letter of Credit under Section 4 of this Amendment through the date on which the Borrowers’ Refinery operations are operating at an average daily charge rate of 50,000 bpd for 30 consecutive days, the Borrowers shall make no payments of principal in respect of Permitted Subordinated Debt unless (a) the Borrowers shall have received $30,000,000 or more in insurance proceeds, and (b) Availability is not less than $15,000,000 after giving effect to any such payment. At all times other than during such period, the Borrowers shall be permitted to repay permitted Subordinated Debt as permitted by the Subordination Agreement or Section 5.19 of the Credit Agreement, as applicable.

     7. Amendment to Section 7.14. The reference to“$1,000,000” in Section 7.14 of the Credit Agreement is hereby amended to read as: “$10,000,000,” and the following proviso shall be added at the end of such Section: “; provided that this Section 7.14 shall not apply to any operating lease or agreement to lease entered into or assumed in connection with the Pipeline Transaction (as defined in the amendment to this Agreement, dated on or about February 18, 2009).”
     8. Recommencement of Refinery Operations. The parties hereto acknowledge that since November 20, 2008, the refinery operated by Borrowers in Tyler, Texas (the “Refinery”), has been rendered inoperable due to an incident which occurred on such date (the “Incident”). The Borrowers will, and will cause each of their Subsidiaries to, restart operations at the Refinery after the Incident no later than September 30, 2009 (the “Required Restart Date”). For purposes of satisfying this covenant, Borrowers shall be required to (i) resume refining operations at the Refinery on or before the Required Restart Date, and (ii) process on average, for seven (7) consecutive days immediately following the actual date of restart, an amount of crude oil daily equal to 40,000 bpd (the “Restart”). The Borrowers’ failure to restart Refinery operations as required hereinabove as of the Required Restart Date shall be deemed an Event of Default under the Credit Agreement. The Required Restart Date shall be automatically tolled for a period not to exceed 30 consecutive days upon the Borrowers’ written notice to the Administrative Agent on or before the Required Restart Date that an event of Force Majeure (as hereafter defined) has occurred. For purposes hereof the term “Force Majeure” shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, civil disturbances and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Borrowers and which by the exercise of due diligence the Borrowers are unable to prevent or overcome. Notwithstanding the foregoing, the inability of the Borrowers to make payments when due, or to secure funds, arrange bank loans or other financing, or obtain adequate credit shall not be regarded as events of Force Majeure.
     9. Pipeline Transaction. Notwithstanding any provision of the Credit Agreement and the other Loan Documents to the contrary and for so long as no Event of Default exists, the Administrative Agent consents to (x) the conveyance, sale, lease, license, assignment, transfer or other disposition of certain pipeline and storage property assets as set forth in Schedule II attached hereto and related properties and interests, both real and personal, by Delek Refining and certain subsidiaries of the Borrowers to Delek Marketing GP, LLC or Affiliates thereof (in any instance, the “Buyer”) and (y) the Borrowers entering into the Pipeline Agreement and any other agreements reasonably determined by the Borrowers to be necessary to effect the foregoing transactions (the transactions referenced in the foregoing clauses (x) and (y) being collectively referred to as the “Pipeline Transactions”); provided that (a) the Borrowers shall have given to the Administrative Agent 3 days prior written notice of the consummation of the Pipeline Transaction, which notice shall include, in reasonable detail, the final terms and conditions of the Pipeline Transaction and copies of all material documentation executed or delivered in connection with such transaction; (b) the Borrowers shall have delivered to the Administrative Agent a current appraisal Pipeline System (taking into account the Pipeline Transaction) prepared by a reputable firm experienced in appraising assets of similar, which reflects a valuation of the Pipeline Transaction that is consistent with the total cash consideration received by Borrowers in connection therewith; and (c) in connection therewith, the Administrative Agent and the Borrowers shall have reached an agreement as to appropriate additional Availability Reserve in a manner consistent with the definition thereof and Section 5.9 of the Credit Agreement. Subject to the foregoing and at the Borrowers’ expense, the Administrative Agent shall execute and deliver such releases as may be reasonably requested by the Borrowers to terminate any negative pledges to the extent relating to the assets subject to the Pipeline Transaction.
     10. Covenants to Deliver. Until the Recommencement Conditions have been satisfied, the Borrowers shall deliver to the Administrative Agent a Borrowing Base Certificate no less frequently than weekly. Following the satisfaction of the Recommencement Conditions, the Borrowers shall deliver Borrowing Base Certificates in accordance with the terms of Section 5.9 of the Credit Agreement.
     11. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents, in each case as amended hereby.

     12. Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by Borrowers are legal, valid and binding obligations of Borrowers that are enforceable against Borrowers in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower); and the security interests and liens granted by Borrowers in favor of Administrative Agent, for the benefit of itself and Lenders, are duly perfected, first priority security interests and liens to the extent provided therein.
     13. Representations and Warranties. Each Borrower represents and warrants to Agents and Lenders, to induce Agents and Lenders to enter into this Amendment, that (a) after giving effect to this Amendment, no Default or Event of Default exists on the date hereof; (b) the execution, delivery and performance of this Amendment have been duly authorized by all requisite company action on the part of each Borrower and this Amendment has been duly executed and delivered by each Borrower; (c) all of the representations and warranties made by Borrowers in the Credit Agreement are true and correct, in all material respects, on and as of the date hereof, except those representations and warranties made as of a specific date in which such case such representations and warranties were true and correct as of such date; and (d) the Borrowers have not received from OSHA, the EPA or any other applicable Governmental Authority notifications or citations alleging or asserting the imposition of penalties or violations of applicable law arising from the Incident.
     14. Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
     15. Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default (following the expiration of any applicable cure period).
     16. Conditions Precedent. The effectiveness of the provisions contained in this Amendment are subject to the satisfaction of each of the following conditions precedent, in form and substance reasonably satisfactory to the Administrative Agent:
(a) the Administrative Agent shall have received this Amendment duly executed by the parties;
(b) the Administrative Agent shall have received amounts payable under a fee letter dated on or about the date hereof and payment to the Administrative Agent for the ratable benefit of the Lenders of the amendment fee referenced in Section 17 of this Amendment;
(c) the Administrative Agent shall have received from Borrowers such other agreements, assurances, financing statements or other documents as the Administrative Agent may reasonably request in connection with the subject matter of this Amendment.
     17. Amendment Fee. In consideration of the Agents’ and Lenders’ willingness to enter into this Amendment, Borrowers agree to pay to the Administrative Agent for the ratable benefit of each Lender which executes this Amendment on or before Wednesday , February 18, 2009, an amendment fee in an amount equal to .25% of the amount of the Revolving Commitment of each such Lender.
     18. Expenses of the Administrative Agent. Borrowers agree to pay all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of Agent’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
     19. Miscellaneous. This Amendment shall be effective upon acceptance by the Administrative Agent and Lenders, whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
     20. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect, including, without limitation, the Borrowers’ obligation to pay commitment fees pursuant to Section 2.15(b) of the Credit Agreement. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.
     21. Further Assurances. Each Borrower agrees to take such further actions as the Administrative Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     22. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

DELEK REFINING, LTD. By: DELEK US REFINING GP, LLC Title: General Partner
By	/s/ Edward Morgan
Name:
Title:

By	/s/ Gregory A. Intemann
	Name:	Gregory A. Intemann
	Title:	Treasurer

DELEK PIPELINE TEXAS, INC.
By	/s/ Edward Morgan
Name:
Title:

By	/s/ Gregory A. Intemann
	Name:	Gregory A. Intemann
	Title:	Treasurer

Schedule I
In connection with the asset sale, the parties will enter into a long term Pipelines and Tankage Agreement whereby Delek Refining and/or its affiliates (“Refining”) will continue to use the pipelines and tank storage and Buyer will provide transportation and storage services to Refining. In exchange for these services, Refining will pay Buyer a throughput fee equal to $0.35 per barrel subject to annual increases based on the FERC Oil Pipeline Index (with an minimum guaranteed monthly fee of $425,000) and a guaranteed storage fee equal to $250,000 per month for capacity of 900,000 barrels per month subject to annual increases based on the FERC oil Pipeline Index. Refining will continue to pay the Plains pipeline lease fee of [***] per barrel up to 27,000 bpd then [***] per barrel (total estimated at [***] annually). Buyer will be responsible for all maintenance capital expense.
Schedule 1

SCHEDULE II
Pipeline Transaction Assets
•	The real and personal property consisting of approximately 16.58 acres in Smith County, and 55.347 · acres in Gregg County, Texas, as shown on the S.S. Davis Survey A-59, and otherwise referred to as the La Gloria Tank Farm Site, along with the crude oil pipeline and crude oil gathering system and all rights of way and any other related assets associated therewith;

•	The crude oil pipeline and crude oil gathering system located in Smith, Gregg and Rusk Counties, Texas, and all rights of way associated therewith, owned by or in favor of MPC Pipeline Acquisition, Inc. (“MPC Pipeline”) and MPC Land Acquisition, Inc. (“MPC Land”);

•	All other real property interests (including easements, licenses or other rights of way) owned or leased by or for the benefit of MPC Pipeline and MPC Land together with all improvements, fixtures, non crude oil inventories, equipment and fixtures located thereon;

•	All other real property interests (including easements, licenses or other rights of way) owned or leased by or for the benefit of Delek Refining, Ltd., Delek Land Texas, Inc. and Delek Pipeline Texas, Inc. for use in connection with the above referenced pipeline and gathering system, together with all improvements, fixtures, non crude oil inventories, equipment and fixtures located thereon

•	All machinery, equipment, vehicles, tools, supplies, spare parts, catalysts, chemicals and precious metals and other non-crude oil personal property owned by MPC Land and MPC Acquisition, located at the above listed sites and used or held for use by MPC Land or MPC Acquisition in connection with their operations, and all spare parts owned by MPC Land and MPC Acquisition, located off the transferred sites and held for use by MPC Land or MPC Acquisition in connection with their operations;

•	That certain Pipeline Capacity Lease Agreement, dated April 12, 1999 by and between La Gloria Oil and Gas Company and Scurlock Permian LLC, as extended by Extension of Lease, dated effective January 1,2005 (and as may have been further extended or amended), by and between La Gloria Oil and Gas Company and Plains Marketing L.P., as successor in interest to Scurlock Permian LLC.

•	Such other properties, rights and interests (whether contractual or otherwise) directly associated with the operation, maintenance of the assets transferred by MPC Pipeline and MPC Land;

•	All rights to the name and mark ·“McMurrey” and any other intel1ectual property rights that are in use with the foregoing assets; and

•	All books and records relating primarily to the foregoing assets.

CONSENT ANDREAFFIRMATION
     Each of the undersigned guarantors of the Obligations of the Borrowers at any time owing to the Agents and the Lenders hereby (i) acknowledges receipt of a copy of the foregoing Fourth Amendment to Second Amended and Restated Credit Agreement; (ii) consents to the Borrowers’ execution and delivery thereof; (iii) agrees to be bound thereby; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation as of the date of such Fourth Amendment to Second Amended and Restated Credit Agreement.

DELEK REFINING, INC.

By:	/s/ Edward Morgan
Name:
Title:

By:	/s/ Gregory A. Intemann
Name:
	Title:	Treasurer

DELEK US REFINING GP, LLC
By:	/s/ Edward Morgan
Name:
Title:

By:	/s/ Gregory A. Intemann
Name:
	Title:	Treasurer

DELEK LAND TEXAS, INC.
By:	/s/ Edward Morgan
Name:
Title:

By:	/s/ Gregory A. Intemann
Name:
	Title:	Treasurer

[Signatures will continue on following page]

MPC PIPELINE ACQUISITlON, INC.
By:	/s/ Edward Morgan
Name:
Title:

By:	/s/ Gregory A. Intemann
Name:
	Title:	Treasurer

MPC LAND ACQUISITION, INC.
By:	/s/ Edward Morgan
Name:
Title:

By:	/s/ Gregory A. Intemann
Name:
	Title:	Treasurer

[Signatures will continue on following page]